FIRST AMENDMENT
TO
EATON SAVINGS PLAN
2016 Restatement

The Eaton Savings Plan, presently maintained under an amended and restated document made effective generally as of January 1, 2016, as amended (the "Plan"), is hereby further amended in the respects hereinafter set forth.
1.    Effective as if originally included in the 2016 restatement of the Plan, the last paragraph of Section 10.2 of the Plan is amended to provide as follows:
Additionally, a distribution generally may be treated as necessary to satisfy a financial need if it complies with guidelines established by the Commissioner of the Internal Revenue Service through the publication of revenue rulings, notices and other documents of general applicability. A withdrawal pursuant to this Section 10.2 shall result in a six (6) month suspension of the Member’s Regular Contributions and Deferred Compensation Contributions made on the Member’s behalf and elective contributions and employee contributions to all other plans maintained by the employer within the meaning of applicable regulatory guidance. Beginning with distributions made hereunder on or after January 1, 2016, such Member’s Regular Contributions and Deferred Compensation Contributions shall automatically resume at the conclusion of the suspension period based on the Member’s contribution elections in effect on the date of suspension.
2.    Effective September 1, 2016, a new Section 20.9 is added to the Plan to provide as follows:
Section 20.9     Merger of Ephesus Lighting, Inc. 401(k) Plan
(a)    A transfer of assets is being made to the Plan from the Ephesus Lighting, Inc. 401(k) Plan and its related trust (the "Ephesus Plan") on September 1, 2016 (the "Merger Date"), reflecting accounts under the Ephesus Plan as of the Merger Date of those individuals who qualify as Employees hereunder and other individuals with accounts under the Ephesus Plan (each a "Transferee"), which assets will be held, administered, and accounted for in accordance with the provisions of this Section 20.9.
(b)    On and after the Merger Date, except as otherwise expressly provided in this Section 20.9, the general provisions of the Plan shall govern with respect to the interests under the Ephesus Plan of all persons, to the extent not inconsistent with any provisions of the Ephesus Plan that may not be eliminated under Code Section 411(d)(6) and the regulations thereunder.
(c)    As of the Merger Date, separate Accounts are being established in accordance with the provisions of the Plan in the name of each Member or beneficiary with an interest under the Ephesus Plan who is a Transferee. In addition to any credits or debits to the Account of the persons described in the immediately preceding sentence, in accordance with the Plan's general provisions, as of the date the assets of the Ephesus Plan were received by the Trustee and deposited in the Trust Fund there is being credited to each such separate Account, as applicable, the value of such transferee's prior separate account or sub account of the corresponding type under the Ephesus Plan.
(d)    Each separate Account established by reason of the transfer shall be fully vested and nonforfeitable.
(e)    Roth 401(k) contributions made under the Ephesus Plan prior to the Merger Date shall be separately accounted for and held subject to the following:
(1)    There shall be established a Roth Account to reflect the amount of the Transfer Participant's Roth 401(k) contributions.
(2)    Earnings, losses, and other credits and charges shall be allocated on a reasonable and consistent basis among a Transfer Participant's Roth Account and his other accounts under the Plan. No amounts other than Roth 401(k) contributions and properly attributable earnings shall be credited to a Transfer Participant's Roth Account.
(3)    If excess contributions are to be distributed from a Highly Compensated Employee's Deferred Compensation Contributions Account in accordance with the provisions of Section 5.9, the excess contributions shall be deemed to consist first of Roth 401(k) contributions.
(4)    If excess Deferred Compensation Contributions are to be distributed as provided in paragraph (3) of this Section 20.9(e) and a Member is eligible to make catch-up contributions for the year, the excess to be re-characterized as catch-up contributions shall be deemed to consist first of Deferred Compensation Contributions.
(5)    If the Plan includes Deferred Compensation Contributions in determining contribution percentages for Highly Compensated Employees and does not satisfy the average contribution percentage test described in Section 5.9, any excess contributions that are to be distributed from a Highly Compensated Employee's Deferred Compensation Contributions Account in order to satisfy the average contribution percentage test shall be deemed to consist first of Roth 401(k) contributions.
(6)    If excess Deferred Compensation Contributions are to be distributed as provided in paragraph (5) of this Section 20.9(e) and a Member is eligible to make catch-up contributions for the year, the excess to be re-characterized as catch-up contributions shall be deemed to consist first of Deferred Compensation Contributions.
(7)    In-service withdrawals from a Transfer Participant's Roth Account may be made in accordance with the provisions of Article X if the Transfer Participant has incurred a hardship, as defined in accordance with the terms of Section 10.2. Any hardship withdrawal of Roth 401(k) contributions shall be subject to the same limitations and restrictions described in Article X as applicable to a hardship withdrawal of Deferred Compensation Contributions.
(f)    Notwithstanding any other provision of the Plan to the contrary, a Transferee who has a separate Account attributable to a rollover contribution made under the Ephesus Plan prior to the Merger Date shall be eligible to make a withdrawal of amounts attributable to such rollover contribution from such separate account at any time.
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EXECUTED AT Cleveland, Ohio, this 1st day of September, 2016.
EATON CORPORATION
By: Cynthia K. Brabander
Title: Senior Vice President, Chief Human Resources Officer

12000606.2